Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Reports Record

2020 First Quarter Financial Results

F&M is Committed and Well Positioned to Support Communities Throughout COVID-19 Crisis

ARCHBOLD, OHIO, April 24, 2020, Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) today reported financial results for the 2020 first quarter ended March 31, 2020.

2020 First Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	Net interest income after provision for loan losses was stable at $12.6 million, despite a $1.4 million increase in the first quarter provision for loan losses
•	Noninterest income increased 15.8% to $3.1 million
•	Strong organic growth drove a 13.5% increase in net total loans and a 13.6% increase in total deposits
•	Net income increased 27.3% to $4.1 million, or $0.37 per basic and diluted share
•	Net charge-offs to average loans was 0.01%, compared to 0.02% for the same period last year
•	Return on average assets was 1.02%, compared to 0.97% for the same period last year (last year’s first quarter included one-time tax adjusted expenses related to the Bank of Geneva acquisition)
•	F&M remains well capitalized under regulatory guidelines with a tier 1 capital to average assets of 11.56%

“For over 120 years, F&M has supported its local communities and we are committed to helping our retail, commercial, and agricultural customers through the unprecedented challenges created by the COVID-19 crisis,” stated Lars B. Eller, President and Chief Executive Officer. “While it is too early to understand the economic repercussions of the crisis, F&M’s strong financial and capital position provides us with the flexibility to navigate this period of uncertainty. In addition, our consistent loan and deposit growth over the past five years, demonstrates the strong relationships we have developed throughout our Ohio, Indiana, and Michigan communities. Our team members have rallied behind our customers and communities and I am grateful for all their efforts, hard work, and dedication. We are diligently working to protect our employees and customers, while quickly providing essential financial services, advice and resources to our customers. As a result, the majority of our workforce is either working from home or operating in staggered shifts, while our customers have embraced alternatives to lobby banking including drive-thru, online, digital, and mobile banking. Despite the adjustments we have made to our operations, I am proud to announce F&M has not furloughed any associates and has not reduced pay or salaries to any of our associates.”

“As the crisis has evolved, we have strengthened our relationships by increasing the amount of financial relief, assistance, and advice we are providing customers. Since the onset of the COVID-19 crisis, we have started offering several financial relief programs to our customers including forbearance agreements for home loans, a ‘Skip-a-pay’ program for consumer installment loans, waiving late payment fees, offering interest only payment alternatives for commercial and ag customers, and temporarily reducing account fees by eliminating certain requirements on deposit accounts. In addition, as a community bank, we have the agility to respond to evolving market conditions, while offering quick financial support and decisions to our customers. Through our efforts, almost 500 loans to small business customers have been approved by the Small Business Administration for total consideration of nearly $70 million as a result of the Paycheck Protection Program. The success of this program has helped F&M provide the necessary financial resources to many of our small business customers who employ over 8,000 people.”

Income Statement

Net income for the 2020 first quarter ended March 31, 2020, was $4.1 million, compared to $3.2 million for the same period last year. Earnings per basic and diluted share for the 2020 first quarter was $0.37, compared to $0.29 for the same period last year. The 2019 first quarter earnings included $0.09 per basic and diluted share of one-time acquisition related expenses associated with the Limberlost acquisition.

Mr. Eller continued, “As the Federal Reserve reduced rates during the end of 2019, we adjusted our cost of interest-bearing liabilities. As a result, our net interest margin remained relatively stable and was 3.75% at March 31, 2020, compared to 3.87% for the same period last year and 3.60% at December 31, 2019. Late in the 2020 first quarter, the Federal Reserve announced emergency rate cuts of 50 and 100 basis points in response to the COVID-19 crisis. This resulted in a cost of funds for the month of March of 1.10%, which represents the lowest cost of funds we have had in over a year. We are also proactively controlling noninterest expenses and I am pleased with the continued improvements we have made to our efficiency ratio, despite enhancing our compensation structure during the quarter which resulted in approximately 30% of our associates receiving an increase in their annual salaries.”

“We expect Federal Reserve rate cuts will put pressure on our net interest margin in the coming quarters. Helping offset some of the impact to net interest margin are fees we will receive associated with originating loans through the Paycheck Protection Program. In addition, lower rates have created a surge in the demand for home loans. In fact, at the end of the quarter our pipeline of home loans is three times higher than our previous record. F&M only keeps a portion of the home loans we originate, which helps reduce portfolio risk and generates noninterest income as we resell residential mortgages in the secondary market. Noninterest income during the first quarter increased 15.8% to $3.1 million, compared to the same period last year. We expect second quarter noninterest income to increase significantly as we benefit from fees associated with the high volume of Paycheck Protection Program loans and residential mortgages.”

Deposits

At March 31, 2020, total deposits were $1.349 billion, an increase of 13.6% from March 31, 2019. The significant organic deposit growth we have been experiencing is a result of continued strength in expanding relationships with new and existing customers. In addition, we have recently experienced changing customer preferences to more stable and secure saving instruments as deposits have increased since the COVID-19 crisis began.

Loan Portfolio and Asset Quality

Total loans, net at March 31, 2020, increased 13.6% or by $149.2 million to $1.247 billion, compared to $1.098 billion at March 31, 2019, and up from $1.219 billion at December 31, 2019. The year-over-year improvement resulted primarily from the contribution of strong organic loan growth.

Mr. Eller continued, “Throughout our history, we have focused on measured growth, while maintaining a strong financial position and managing the risk of our loan portfolio. During the 2008 – 2009 financial crisis, F&M achieved strong profitability, was well-capitalized, did not participate in TARP, and continued to pay its quarterly cash dividend. We believe the lessons we learned during the 2008 – 2009 financial crisis, combined with the experience of our strong leadership team, board of directors, financial position, and capital levels provide us with the resources and platform to navigate this challenging period.”

“The COVID-19 pandemic combined with the country’s response to the crisis is materially impacting the ability of individuals, businesses and other entities to meet their financial obligations. Fortunately, F&M has no exposure to the energy sector, while our exposure to industries most likely impacted by the pandemic is limited. In fact, loans in the restaurant, hospitality (hotel) and entertainment industries represent 8.67% of our loan portfolio at March 31, 2020. We have only processed a total of $3.4 million of payment deferrals to customers in the restaurant and entertainment industries, while no hotel customers have currently requested payment deferrals reflecting our conservative underwriting standards and the strong balance sheets of our customers. During the first quarter we proactively increased our allowance for loan losses and incurred a $1.4 million provision, which was in addition to a higher provision in the fourth quarter as we completed a comprehensive review of each loan from the Bank of Geneva merger and prudently increased our allowance for the significant loan growth we experienced last year. We are proactively monitoring our loan portfolio and we will make the necessary adjustments to help our customers during this difficult period, while ensuring F&M’s financial strength.”

Mr. Eller concluded: “F&M is vested in our communities and we are here to help as we all navigate the challenges associated with the COVID-19 crisis together. On behalf of the entire leadership team and board of directors, I would like to express our gratitude to our customers and employees. Thank you!”

Stockholders’ Equity and Dividends

Total stockholders’ equity increased 9.0% to $236.5 million at March 31, 2020, from $216.9 million at March 31, 2019. At March 31, 2020, the company had a Tier 1 leverage ratio of 11.56%, compared to 13.07% at March 31, 2019.

Tangible stockholders’ equity increased to $180.9 million at March 31, 2020, compared to $167.1 million at March 31, 2019. On a per share basis, tangible stockholders’ equity at March 31, 2020, was $16.26 per share, compared to $15.05 per share at March 31, 2019.

For the 2020 first quarter, the company declared cash dividends of $0.16 per share, which is a 6.7% increase over the 2019 first quarter declared dividend payment. F&M is committed to returning capital to shareholders and has increased the annual cash dividend for over 20 consecutive years. For the 2020 first quarter, the dividend payout ratio was 43.07% compared to 42.77% for the same period last year.

About Farmers & Merchants State Bank:

Farmers & Merchants Bancorp, Inc. (“F&M”) (Nasdaq: FMAO), is the holding company for the Farmers & Merchants State Bank, a local independent community bank with $1.7 billion in assets that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 30 offices. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.

Non-GAAP Financial Measures

This press release includes disclosure of financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers & Merchants Bancorp, Inc. believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers & Merchants Bancorp, Inc.’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

(Unaudited) (in thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest Income
Loans, including fees	$15,883	$15,608	$15,202	$16,723	$14,680
Debt securities:
U.S. Treasury and government agencies	1,146	840	972	816	713
Municipalities	262	225	190	211	211
Dividends	45	60	69	76	88
Federal funds sold	6	97	120	162	37
Other	122	319	459	295	133
Total interest income	17,464	17,149	17,012	18,283	15,862
Interest Expense
Deposits	2,901	3,336	3,654	3,339	2,613
Federal funds purchased and securities sold under agreement to repurchase	244	207	201	141	185
Borrowed funds	266	270	257	269	287
Total interest expense	3,411	3,813	4,112	3,749	3,085
Net Interest Income - Before Provision for Loan Losses	14,053	13,336	12,900	14,534	12,777
Provision for Loan Losses	1,430	728	247	133	30
Net Interest Income After Provision For Loan Losses	12,623	12,608	12,653	14,401	12,747
Noninterest Income
Customer service fees	1,586	1,732	1,722	1,694	1,578
Other service charges and fees	1,039	1,132	1,179	1,091	1,041
Net gain on sale of loans	227	119	260	196	102
Net gain (loss) on sale of available-for-sale securities	270	-	-	-	(26)
Total noninterest income	3,122	2,983	3,161	2,981	2,695
Noninterest Expense
Salaries and wages	4,223	4,029	4,158	3,830	4,312
Employee benefits	1,677	1,410	1,331	1,223	1,594
Net occupancy expense	564	406	630	614	667
Furniture and equipment	758	596	720	763	696
Data processing	442	396	482	376	1,299
Franchise taxes	368	246	248	229	258
ATM expense	414	434	416	418	447
Advertising	303	340	587	382	260
Net loss on sale of other assets owned	1	16	22	28	15
FDIC assessment	72	(11)	-	98	96
Mortgage servicing rights amortization	132	158	149	105	75
Consulting fees	139	264	196	95	113
Other general and administrative	1,602	1,482	1,667	1,551	1,679

Total noninterest expense	10,695	9,766	10,606	9,712	11,511
Income Before Income Taxes	5,050	5,825	5,208	7,670	3,931
Income Taxes	945	1,102	933	1,490	707
Net Income	4,105	4,723	4,275	6,180	3,224
Other Comprehensive Income (Loss) (Net of Tax):
Net unrealized gain (loss) on available-for- sale securities	4,998	(472)	841	3,061	1,749
Reclassification adjustment for (gain) loss on sale of available-for-sale securities	(270)	-	-	-	26
Net unrealized gain (loss) on available-for- sale securities	4,728	(472)	841	3,061	1,775
Tax expense (benefit)	993	(99)	176	643	373
Other comprehensive income (loss)	3,735	(373)	665	2,418	1,402
Comprehensive Income	$7,840	$4,350	$4,940	$8,598	$4,626
Basic and Diluted Earnings Per Share	$0.37	$0.43	$0.38	$0.56	$0.29
Dividends Declared	$0.16	$0.16	$0.15	$0.15	$0.15

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$49,844	$50,137	$103,188	$108,085	$48,740
Federal funds sold	40,993	1,159	11,404	15,193	33,109
Total cash and cash equivalents	90,837	51,296	114,592	123,278	81,849

Interest-bearing time deposits	4,869	4,309	4,554	4,509	4,509
Securities - available-for-sale	204,121	222,293	190,465	204,415	174,682
Other securities, at cost	5,810	5,810	5,789	5,789	5,789
Loans held for sale	2,153	4,248	606	1,909	859
Loans, net	1,239,108	1,211,771	1,151,937	1,084,448	1,091,829
Premises and equipment	26,120	26,351	25,990	26,013	25,205
Goodwill	47,340	47,340	47,340	47,340	47,340
Mortgage servicing rights	2,672	2,629	2,556	2,465	2,397
Other real estate owned	185	214	351	329	510
Bank owned life insurance	15,313	15,235	15,151	15,050	14,963
Other assets	16,597	15,834	15,549	15,002	15,729
Total Assets	$1,655,125	$1,607,330	$1,574,880	$1,530,547	$1,465,661

Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing	$261,786	$265,156	$261,719	$242,510	$236,847
Interest-bearing
NOW accounts	463,734	423,655	430,646	430,505	418,773
Savings	341,256	322,973	310,667	293,179	272,875
Time	281,931	276,563	274,996	276,153	258,929
Total deposits	1,348,707	1,288,347	1,278,028	1,242,347	1,187,424

Federal Funds Purchased and securities sold under agreements to repurchase	30,585	48,073	30,056	27,102	25,521
Federal Home Loan Bank (FHLB) advances	24,888	24,806	24,669	24,532	24,682
Dividend payable	1,768	1,768	1,657	1,654	1,654
Accrued expenses and other liabilities	12,820	14,078	13,062	10,865	9,446
Total liabilities	1,418,768	1,377,072	1,347,472	1,306,500	1,248,727

Commitments and Contingencies

Stockholders' Equity
Common stock - No par value 20,000,000 shares authorized; issued and outstanding 12,230,000 shares 3/31/20 and 12/31/19	81,844	81,535	81,264	81,955	81,760
Treasury stock - 1,100,579 shares 3/31/20, 1,093,065 shares 12/31/19	(12,636)	(12,456)	(12,453)	(12,707)	(12,680)
Retained earnings	162,416	160,081	157,126	153,993	149,466
Accumulated other comprehensive income (loss)	4,833	1,098	1,471	806	(1,612)
Total stockholders' equity	236,457	230,258	227,408	224,047	216,934
Total Liabilities and Stockholders' Equity	$1,655,225	$1,607,330	$1,574,880	$1,530,547	$1,465,661

(Unaudited) (in thousands of dollars, except share data)

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

SELECT FINANCIAL DATA

	For the Three Months Ended
Selected financial data	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Return on average assets	1.02%	1.18%	1.10%	1.63%	1.00%
Return on average equity	7.06%	8.26%	7.54%	11.21%	7.16%
Yield on earning assets	4.66%	4.63%	4.74%	5.25%	4.80%
Cost of interest bearing liabilities	1.22%	1.40%	1.55%	1.45%	1.26%
Net interest spread	3.44%	3.23%	3.19%	3.80%	3.54%
Net interest margin	3.75%	3.60%	3.60%	4.18%	3.87%
Efficiency	63.09%	63.67%	65.86%	56.00%	73.11%
Dividend payout ratio	43.07%	43.34%	38.67%	26.78%	42.77%
Tangible book value per share (1)	$16.26	$16.01	$15.45	$15.49	$14.90
Tier 1 capital to average assets	11.56%	11.52%	11.45%	11.77%	13.35%

(1) Tangible Equity = Stockholder Equity less goodwill and other intangibles (core deposit intangible, mortgage servicing rights and unrealized gain/loss on securities)

Loans	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
(Dollar amounts in thousands)
Commercial real estate	$570,217	$551,309	$502,137	$443,257	$440,993
Agricultural real estate	194,383	199,105	200,791	193,768	191,752
Consumer real estate	174,731	165,349	159,074	159,540	160,967
Commercial and industrial	143,261	135,631	130,150	125,609	137,949
Agricultural	109,584	111,820	110,270	113,755	112,898
Consumer	49,022	49,237	49,552	48,952	47,647
Other	8,336	8,314	8,167	7,341	7,392
Less: Net deferred loan fees and costs	(1,893)	(1,766)	(1,445)	(1,091)	(1,133)
Total loans, net	$1,247,641	$1,218,999	$1,158,696	$1,091,131	$1,098,465

Asset quality data	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
(Dollar amounts in thousands)
Nonaccrual loans	$3,344	$3,400	$3,275	$1,328	$1,188
Troubled debt restructuring	$1,934	$956	$1,051	$981	$173
90 day past due and accruing	$-	$-	$-	$-	$-
Nonperforming loans	$3,344	$3,400	$3,275	$1,328	$1,188
Other real estate owned	$185	$214	$351	$329	$510
Non-performing assets	$3,529	$3,614	$3,626	$1,657	$1,698

(Dollar amounts in thousands)
Allowance for loan and lease losses	$8,533	$7,228	$6,759	$6,964	$6,636
Allowance for loan and lease losses/total loans	0.68%	0.59%	0.58%	0.64%	0.60%
Net charge-offs:
Quarter-to-date	$125	$295	$171	$86	$169
Year-to-date	$125	$685	$426	$255	$169
Net charge-offs to average loans
Quarter-to-date	0.01%	0.03%	0.02%	0.01%	0.02%
Year-to-date	0.01%	0.06%	0.04%	0.02%	0.02%
Non-performing loans/total loans	0.27%	0.28%	0.28%	0.12%	0.11%
Allowance for loan and lease losses/nonperforming loans	256.66%	187.17%	173.25%	375.51%	558.92%

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES

(in thousands of dollars, except percentages)

	For the Three Months Ended			For the Three Months Ended
	March 31, 2020			March 31, 2019
Interest Earning Assets:	Average Balance	Interest/ Dividends	Yield/ Rate	Average Balance	Interest/ Dividends	Yield/ Rate
Loans	$1,236,848	$15,883	5.14%	$1,108,031	$14,680	5.30%
Taxable Investment Securities	190,158	1,321	2.78%	151,885	842	2.22%
Tax-exempt Investment Securities	28,832	132	2.32%	34,513	170	2.49%
Fed Funds Sold & Other	46,393	128	1.10%	31,394	170	2.17%
Total Interest Earning Assets	1,502,231	$17,464	4.66%	1,325,823	$15,862	4.80%

Nonearning Assets	114,326			4,540

Total Assets	$1,616,557			$1,330,363

Interest Bearing Liabilities:
Savings Deposits	$773,130	$1,485	0.77%	$671,227	$1,527	0.91%
Other Time Deposits	277,579	1,416	2.04%	243,342	1,086	1.79%
Other Borrowed Money	24,787	266	4.29%	29,392	287	3.91%
Fed Funds Purchased & Securities
Sold under Agreement to Repurch.	38,954	244	2.51%	33,794	185	2.19%
Total Interest Bearing Liabilities	$1,114,450	$3,411	1.22%	$977,755	$3,085	1.26%

Noninterest bearing Liabilities	269,550			137,279

Stockholders Equity	$232,557			$215,329

Net Interest Income and interest rate spread		$14,053	3.44%		$12,777	3.54%

Net Interest Margin			3.75%			3.87%

Yields on Tax exempt securities and the portion of the tax-exempt IDB loans included in loans have been tax adjusted based on a 21% tax rate in the charts